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EXHIBIT 10.2

                   SUMMARY OF FISCAL 2005 PERFORMANCE CRITERIA
          AMERITRADE HOLDING CORPORATION 2002 MANAGEMENT INCENTIVE PLAN

The Company's executive officers participate in the Ameritrade Holding Corporation 2002 Management Incentive Plan. This shareholder approved plan is based on the achievement of key corporate performance metrics and is intended to be qualified under Section 162(m) of the Internal Revenue Code in order to maximize tax deductibility for the Company, while providing strong incentive for goal achievement at the highest levels of the organization. Each year the Compensation Committee establishes the performance goals that must be achieved for awards under the plan, identifies eligible participants, and establishes target incentive percentages for each participant. For fiscal year 2005, the Compensation Committee identified eligible participants and determined that the performance criteria will be based on the Company's earnings per share ("EPS"), and established two formulas that permit the determination of different components of each participant's bonus award, subject to the CEO's recommendation to the Compensation Committee to award a lesser amount. Under the first component, if the performance criteria up to specified levels are reached, the bonus award is paid in cash and if the performance criteria above specified levels are reached, the bonus award for these excess levels is paid in restricted stock units. If restricted stock units are awarded, they will be vested immediately; however the participant is required to hold the units for at least three years. Under the second component, if the performance criteria meet or exceed the specified level, a cash award not to exceed $2 million in the aggregate may be paid. The Compensation Committee, on December 3, 2004, approved the aforementioned Management Incentive Plan for fiscal year 2005.